UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  12/16/2004

AMERICAN PHARMACEUTICAL PARTNERS INC /DE/
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  -

DE	68-0389419
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1501 East Woodfield Road, Suite 300 East, Schaumburg, IL 60173-5837
(Address of Principal Executive Offices, Including Zip Code)

(847) 330-1373
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 13, 2004, the board of directors of American Pharmaceutical Partners, Inc. (the "Company") appointed Alan L. Heller to the Company's board of directors. Mr. Heller was recently appointed President and Chief Executive Officer of the Company effective November 16, 2004. Presently the we do not anticipate that Mr. Heller will be appointed to serve on any committee of the board of directors.

Under the terms of Mr. Heller's executive employment agreement, we agreed to appoint Mr. Heller as a member of the board of directors as promptly as practicable following our 2004 Annual Meeting of Stockholders. There are no other arrangements or understandings between Mr. Heller and any other persons pursuant to which Mr. Heller was selected as a director.

Except for his executive employment agreement, and option for 150,000 shares and restricted stock grant of 50,000 shares of Company common stock issued to Mr. Heller in connection with his employment as President and Chief Executive Officer of the Company as disclosed in our current report on Form 8-K filed with the Securities and Exchange Commission on November 19, 2004, there have been no transactions since the beginning of the Company's last fiscal year, or any proposed transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which Mr. Heller, or any member of his immediate family, has or will have a direct or indirect material interest.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

AMERICAN PHARMACEUTICAL PARTNERS INC /DE/

Date: December 17, 2004.	By:	/s/ Nicole S. Williams
Nicole S. Williams
Chief Financial Officer